EXHIBIT 10.2

	Fiscal 2010 Consolidated Operating Income (1)
Executive	< $18.0 MM	$18.0 MM	$20.0 MM	$35.0 MM	> $35.0 MM
Michael J. Caliel	$0.00	$305,000	$610,000	$1,220,000	$1,220,000
Raymond K. Guba	$0.00	$148,125	$296,250	$592,500	$592,500
Richard A. Nix	$0.00	$182,000	$364,000	$728,000	$728,000
(1) Net of incentives paid to all participants